                                                                    Exhibit 99.1

[Company Logo - News Release]

Unitrin To Record Second Quarter Gain from Northrop Acquisition of Litton

CHICAGO--(BUSINESS WIRE)--April 10, 2001--Unitrin, Inc. (NASDAQ: UNIT) announced today that it will recognize an after-tax accounting gain of approximately $362.4 million, or $5.37 per common share for its second quarter ending June 30, 2001 based on Northrop Grumman Corporation's release of preliminary information concerning the results of its tender offer for Litton Industries, Inc. Prior to the Northrop-Litton transaction, Unitrin and its subsidiaries owned approximately 12.7 million shares of Litton common stock, or approximately 28% of Litton's outstanding common stock. In exchange for its holdings of Litton common stock and based on today's closing prices for Northrop common stock and Series B preferred stock, Unitrin estimates that it will receive approximately
1.8 million shares of Northrop Series B preferred stock valued at approximately $206.4 million and approximately 7.7 million shares of Northrop common stock valued at approximately $707.4 million in a tax-free exchange. In addition to receiving the Northrop preferred and common stock, Unitrin estimates that it will receive cash of approximately $174.8 million, resulting in estimated total consideration received of approximately $1,088.6 million. Richard C. Vie, Chairman of the Board, President and Chief Executive Officer of Unitrin stated "We are pleased to have realized a portion of our long-term investment in Litton in a tax-free manner while maintaining a continuing interest in the combined companies."

Prior to Northrop's acquisition of Litton, Unitrin accounted for its investment in Litton under the equity method of accounting. As a result of the Northrop-Litton transaction, Unitrin's ownership percentage in the combined company falls below 20%, and accordingly, Unitrin will no longer apply the equity method of accounting. For the year ended December 31, 2000, Unitrin recorded net income of $38.2 million, or $0.56 per common share, from its investment in Litton. Depending on a number of factors, including Northrop continuing to pay dividends on its common stock at its current rate and the reinvestment of the net cash proceeds from the transaction, Unitrin expects that its ongoing, annual reported net income will decrease by approximately $12.2 million as a result of this transaction, but expects that its annual after-tax cash flow will increase by approximately $26.0 million. Since Litton did not pay dividends on its common stock, Unitrin's annual after-tax cash flow from its investment in Litton was zero. The terms of the preferred stock provide for the payment of dividends, and Northrop also currently pays dividends on its common stock.

This press release contains projections and other forward-looking statements, which usually include words such as "expect(s)," "believe(s)," "goal(s)," "target(s)," "estimate(s)," "anticipate(s)" and similar expressions. Readers are cautioned not to place undue reliance on such statements, which speak only as of the date of this press release. Forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those contemplated in such statements. No assurances can be given that the events and results contemplated in any forward-looking statements will occur or will be achieved. The Company assumes no obligation to release publicly any revisions to any forward-looking statements as a result of events or developments subsequent to the date of this press release.

Unitrin, Inc.'s subsidiaries are engaged in three businesses: property and casualty insurance, life and health insurance, and consumer finance.


CONTACT: Unitrin, Inc.
Scott Renwick, 312/661-4930
URL: http:\www.unitrin.com